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EXHIBIT 5

    BAKER & DANIELS
300 NORTH MERIDIAN STREET, SUITE 2700
INDIANAPOLIS, INDIANA 46204
(317) 237-0300

November 14, 2001

ITT Educational Services, Inc.
5975 Castle Creek Parkway North Drive
P.O. Box 50466
Indianapolis, Indiana 46250

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to ITT Educational Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), registering the offer and sale of up to 250,000 additional shares of the Company's common stock, $0.01 par value (the "Common Stock"), pursuant to the ESI 401(k) Plan, (the "Plan").

    In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

    Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when the Registration Statement shall have become effective and the Common Stock has been issued in accordance with the Plan, the Common Stock will be validly issued, fully paid and nonassessable.

    Our opinion expressed above is limited to the federal law of the United States and the corporate law of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,
/s/ BAKER & DANIELS

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  EXHIBIT 5